Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
April 18, 2017	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES

IMPROVED FIRST QUARTER 2017 RESULTS

High Point, NC, April 18, 2017/GLOBE NEWSWIRE/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reports sales and operating results for the first quarter ended April 1, 2017.

First quarter 2017 financial results compared to fourth quarter 2016:

•         Net sales were $11.2 million compared to $9.8 million, an increase of 14.2%.

•         Gross profit margins were 20.0% compared to 20.1%.

•         Selling, general and administrative expenses were $2.7 million, or 23.7% of net sales, compared to $3.4 million, or 34.2% of net sales.

•         Operating loss was $421,000 compared to an operating loss of $1.4 million.

•         Net loss was $416,000 compared to a net loss of $301,000, including $1.1 million of CDSOA proceeds in the previous quarter.

•         Ended the quarter with $3.6 million in cash and $663,000 in restricted cash.

First quarter 2017 financial results compared to prior year first quarter:

•         Net sales were $11.2 million compared to $11.7 million, down 4.2%.

•         Gross profit margins were 20.0% compared to 21.7%.

•         Selling, general and administrative expenses were $2.7 million, or 23.7% of net sales, compared to $3.3 million, or 28.3% of net sales.

•         Operating loss was $421,000 compared to an operating loss of $770,000.

•         Net loss was $416,000 compared to a net loss of $1.5 million.

Sales Overview:

Sales were down 4% over prior year quarter as the majority of the company’s order backlog serviced one year ago was not tied to the overseas supply issues discussed in previous releases. When comparing on a sequential basis with the fourth quarter of 2016, however, first quarter sales increased over 14% and inventories decreased by $2.8 million. “We are beginning to see the signs of an inflection point in the trajectories of several key performance indicators in our business,” stated Glenn Prillaman, President and Chief Executive officer. “We are very pleased to see our customers’ confidence demonstrated by increasing order rates despite our inability to properly service long-awaited order backlog for newer, more marketable product introductions developed throughout the previous year. This speaks to the confidence customers maintain in our brands, the dedication of our sales force and management team, as well as customer expectations regarding the salability of newer products set to begin hitting retail floors late in the second quarter,” continued Prillaman.

Operating Results:

Gross margins decreased slightly both sequentially and over prior year due to abnormally high promotion costs tied to late backlog fulfillment carried over from production delays in the latter half of last year.

Selling, general and administrative costs for the period decreased to historical lows despite $75,000 in legal and professional fees associated mostly with the company’s work on an agreement with Hale Partnership and the strategic review process with Stephens Inc.  Due to management’s commitment to lower the company’s break-even level and realign responsibilities, a significant amount of these reductions are sustainable at twice current revenue levels.

Operating loss for the first quarter was significantly reduced to $421 thousand versus prior year’s first quarter loss of $770 thousand and a sequential loss of $1.4 million. Higher discounting related to shipments delayed from the latter half of 2016 was offset by cost reductions and sequentially higher sales.

“Although more patience is required from our shareholders and customers to see our plans fully executed to recover from last year’s sourcing issues, we remain confident that the second quarter will begin to demonstrate slight profitability.” said Prillaman.

Balance Sheet:

The company remains debt free. Cash at the end of the period, including restricted cash, was $4.3 million, down $613 thousand from year end. Cash used to support operations was less than $200 thousand, as the company used $450 thousand for an annual payment to participants of its Deferred Compensation Plan.

Working Capital remained relatively flat as inventories decreased $2.8 million since year end, offset by a decrease in accounts payable of $1.7 million and an increase of $1.1 million in accounts receivable.

Outlook:

“Order rates increased 4% sequentially and 8% over prior year quarter. We had a successful Spring Pre-Market last month in High Point. We expect this month’s April Market to build off of that customer sentiment demonstrating the opportunity we have before us to grow revenues over the coming periods,” concluded Prillaman. “Our customers are excited about the latter half of 2017, as they recognize a mostly positive macroeconomic environment for consumer purchases of upscale furniture, and they anticipate retail success with the renewed competitive value of our product lines. As we remedy sourcing issues overseas, we expect an increasing number of revenue growth opportunities to come. Plans to further expand our product assortments are underway, and we look forward to leveraging the efficiencies we have gained in our business into a profitable, cash generative year of growth.”

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
April 1, 2017		December 31, 2016	April 2, 2016

Net sales	$11,190	$9,802	$11,683

Cost of sales	8,953	7,826	9,142

Gross profit	2,237	1,976	2,541

Selling, general and administrative expenses	2,658	3,356	3,311

Operating loss	(421)	(1,380)	(770)

CDSOA Proceeds	-	1,103	-
Other income, net	4	10	5
Interest (income) expense	-	(2)	109
(Loss) income from continuing operations before income taxes	(417)	(265)	(874)
Income tax (benefit) expense	(1)	36	611

Net loss	$(416)	$(301)	$(1,485)

Diluted loss per share	$(.03)	$(.02)	$(.10)

Diluted weighted average number of shares outstanding	14,187	14,117	14,222

STANLEY FURNITURE COMPANY, INC. Supplemental Information Reconciliation of GAAP to Non-GAAP Operating Results (in thousands, except per share data) (unaudited)

	Three Months Ended
	April 1, 2017	December 31, 2016	April 2, 2016

Reconciliation of net loss as reported to net loss as adjusted:
Net loss as reported	$(416)	$(301)	$(1,485)
Less income from CDSOA, net of tax	-	(1,103)	-
Plus tax expense impact from liquidation of corporate-owned life insurance policies	-	82	600
Net loss as adjusted	$(416)	$(1,322)	$(885)

Reconciliation of diluted (loss) income per share as reported to diluted (loss) income per share as adjusted:
Diluted loss per share as reported	$(.03)	$(.02)	$(.10)
Less income from CDSOA, net of tax	-	(.08)	-
Plus tax expense impact from liquidation of corporate-owned life insurance policies	-	.01	.04
Diluted loss per share as adjusted	$(.03)	$(.09)	$(.06)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding CDSOA receipts (net of taxes) and the tax expense impact from the liquidation of corporate-owned life insurance policies. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC. Consolidated Condensed Balance Sheets (in thousands) (unaudited)

	April 1, 2017	December 31, 2016

Assets
Current assets:
Cash and equivalents	$3,599	$4,212
Restricted cash	663	663
Accounts receivable, net	4,585	3,492
Inventories	20,160	22,951
Prepaid expenses and other current assets	579	729

Total current assets	29,586	32,047

Property, plant and equipment, net	1,561	1,606
Other assets	2,796	2,868

Total assets	$33,943	$36,521

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,936	$5,674
Accrued expenses	2,507	2,723

Total current liabilities	6,443	8,397

Other long-term liabilities	7,896	8,142

Stockholders' equity	19,604	19,982

Total liabilities and stockholders' equity	$33,943	$36,521

STANLEY FURNITURE COMPANY, INC. Consolidated Condensed Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	April 1, 2017	April 2, 2016

Cash flows from operating activities:
Cash received from customers	$10,197	$12,261
Cash paid to suppliers and employees	(10,810)	(14,259)
Interest paid, net	-	(199)
Net cash used by operating activities	(613)	(2,197)

Cash flows from investing activities:
Proceeds from surrender of corporate-owned life insurance policies	-	28,139
Purchase of other assets	-	(14)
Net cash provided by investing activities	-	28,125

Cash flows from financing activities:
Payment of insurance policy loans	-	(5,495)
Purchase and retirement of common stock	-	(1,012)
Stock purchase and retirement for tax withholdings on vesting of restricted awards	-	(14)
Net cash used by financing activities	-	(6,521)

Cash flows from discontinued operations:
Net cash used by discontinued operations	-	(4)

Net (decrease) increase in cash and equivalents	(613)	19,403
Cash and equivalents at beginning of period	4,212	6,497

Cash and equivalents at end of period	$3,599	$25,900

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(416)	$(1,485)

Depreciation and amortization	117	116
Stock-based compensation	13	130
Changes in assets and liabilities	(327)	(958)
Net cash used by operating activities	$(613)	$(2,197)